Exhibit 99.1

Consolidated Communications Announces

First Quarter 2024 Financial Results

MATTOON, Ill. – May 7, 2024 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”), a top 10 fiber provider in the U.S., today reported results for first quarter 2024.

First Quarter 2024 Results

●	Revenue totaled $274.7 million
●	Overall consumer revenue was $114.8 million
●	Consumer fiber broadband revenue was $41.6 million
●	Total consumer broadband net adds were 6,338
●	Consumer broadband revenue was $79.9 million
●	Commercial data services revenue was $54.7 million
●	Carrier data-transport revenue was $31.0 million
●	Net loss was ($47.2 million). Adjusted EBITDA was $88.4 million
●	Total committed capital expenditures were $83.7 million

Cost of services and products and selling, general and administrative expenses collectively decreased $15.8 million versus the prior year largely due to decreased USF contributions, lower video programming costs, a reduction in salaries driven by certain cost savings initiatives, and lower access expense.

Net interest expense was $42.5 million, an increase of $8.6 million versus the prior year, primarily as a result of higher interest rates on the term loan, in addition to decreased interest income due to lower cash holdings in the current quarter. At Mar. 31, 2024, the Company had 73% of its total outstanding debt at a fixed rate through September 2026. As of Mar. 31, 2024, the weighted average cost of debt was 7.14%.

Net loss in the first quarter of 2024 was ($47.2 million) compared to net loss of ($47.7 million) in the first quarter of 2023. Net loss per share was ($0.41) in the first quarter of 2024 as compared to net loss per share of ($0.42) in the first quarter of 2023. Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net loss per share was ($0.27) compared to ($0.28) in the first quarter of 2023.

Capital Expenditures

Total committed capital expenditures were $83.7 million, driven by 10,783 new fiber passings, first quarter fiber adds, and reflect the usage of existing inventory for install and build activity.

Capital Structure

On Mar. 21, 2024, the Company, as borrower, entered into an $80 million term loan agreement (“Term Loan Agreement”) with Searchlight CVL AGG, L.P. as lender. The Term Loan Agreement provides the Company with the ability to borrow on the loan in the event either the aggregate amount of available loans to be drawn under the Company’s revolving credit facility is less than $25.0 million or drawing under the Company’s revolving credit facility would trigger the financial maintenance covenant thereunder and the Company would not be in compliance with such covenant on a pro forma basis, subject to the satisfaction of certain other customary conditions.

As of Mar. 31, 2024, the Company maintained liquidity with cash and short-term investments of approximately $7 million, as well as $111 million of available borrowing capacity under the Company’s revolving credit facility and $80 million undrawn under its Term Loan Agreement, in each case, subject to certain covenants. The net debt leverage ratio for the trailing 12 months ended Mar. 31, 2024, was 6.76x.

Washington Asset Sale

On May 1, 2024, Consolidated completed the sale of its Washington assets.

Pending Transaction

As previously announced on Oct. 16, 2023, Consolidated entered into an agreement to be acquired by affiliates of Searchlight Capital Partners, L.P. and British Columbia Investment Management Corporation in an all-cash transaction with an enterprise value of approximately $3.1 billion, including the assumption of debt. On Jan. 31, 2024, at a special meeting of shareholders, approximately 75% of shares held by disinterested shareholders voted to approve the proposal to adopt the merger agreement and approve the pending transaction. The transaction will result in Consolidated becoming a private company and is expected to close by the first quarter of 2025, subject to customary closing conditions, including receipt of regulatory approvals. The transaction is not subject to a financing condition. Following the closing of the transaction, shares of Consolidated common stock will no longer be traded or listed on any public securities exchange.

In light of the transaction, Consolidated will not host an earnings conference call.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) is dedicated to moving people, businesses and communities forward by delivering the most reliable fiber communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning over 61,000 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com.

Use of Non-GAAP Financial Measures

This press release includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “Net debt leverage ratio,” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income (loss). EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on Adjusted EBITDA after giving effect to specified charges. In addition, Adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “Net debt leverage ratio” principally to help investors understand how we measure leverage and facilitate comparisons by investors, security analysts and others. Total net debt is defined as the current and long-term portions of debt and finance lease obligations less cash, cash equivalents and short-term investments, deferred debt issuance costs and discounts on debt. Our Net debt leverage ratio differs in certain respects from the similar ratio used in our credit agreement or against comparable measures of certain other companies in our industry. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. In addition, the Net debt leverage ratio is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Forward-Looking Statements

Certain statements in this press release, including those relating to the current expectations, plans, strategies, and the timeline for consummating the take private transaction with Searchlight Capital Partners, L.P. and British Columbia Investment Management Corporation by the first quarter of 2025, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies and anticipated financial results. There are a number of risks, uncertainties and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including: significant competition in all parts of our business and among our customer channels; our ability to adapt to rapid technological changes; shifts in our product mix that may result in a decline in operating profitability; continued receipt of support from various funds established under federal and state laws; disruptions in our networks and infrastructure and any related service delays or disruptions could cause us to lose customers and incur additional expenses; cyber-attacks may lead to unauthorized access to confidential customer, personnel and business information that could adversely affect our business; our operations require substantial capital expenditures and our business, financial condition, results of operations and liquidity may be impacted if funds for capital expenditures are not available when needed; our ability to obtain and maintain necessary rights-of-way for our networks; our ability to obtain necessary hardware, software and operational support from third-party vendors; substantial video content costs continue to rise; our ability to enter into new collective bargaining agreements or renew existing agreements; our ability to attract and/or retain certain key management and other personnel in the future; risks associated with acquisitions and the realization of anticipated benefits from such acquisitions; increasing attention to, and evolving expectations for, environmental, social and governance initiatives; unfavorable changes in financial markets could affect pension plan investments; weak economic conditions; the risk that the proposed transaction may not be completed in a timely manner or at all; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; the amount of costs, fees and expenses related to the proposed transaction; the risk that the Company’s stock price may decline significantly if the proposed transaction is not consummated; the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and the other risk factors described in Part I, Item 1A of Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023 and the other risk factors identified from time to time in the Company’s other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release. Furthermore, undue reliance should not be placed on forward-looking statements, which are based on the information currently available to us and speak only as of the date they are made. Except as required under federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.

Investor and Media Contacts

Philip Kranz, Investor Relations
+1 217-238-8480

Philip.kranz@consolidated.com

Jennifer Spaude, Media Relations
+1 507-386-3765

Jennifer.spaude@consolidated.com

# # #

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$7,363	$4,765
Accounts receivable, net	109,353	121,194
Income tax receivable	3,070	2,880
Prepaid expenses and other current assets	62,738	56,843
Assets held for sale	70,971	70,473
Total current assets	253,495	256,155

Property, plant and equipment, net	2,461,004	2,449,009
Investments	8,648	8,887
Goodwill	814,624	814,624
Customer relationships, net	14,543	18,616
Other intangible assets	10,557	10,557
Other assets	79,371	70,578
Total assets	$3,642,242	$3,628,426

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,529	$60,073
Advance billings and customer deposits	48,579	44,478
Accrued compensation	47,901	58,151
Accrued interest	36,275	18,694
Accrued expense	96,750	114,022
Current portion of long-term debt and finance lease obligations	19,234	18,425
Liabilities held for sale	3,147	3,402
Total current liabilities	272,415	317,245

Long-term debt and finance lease obligations	2,234,667	2,134,916
Deferred income taxes	201,047	210,648
Pension and other post-retirement obligations	136,460	137,616
Other long-term liabilities	46,298	48,637
Total liabilities	2,890,887	2,849,062

Series A Preferred Stock, par value $0.01 per share; 10,000,000 shares authorized, 434,266 shares outstanding as of March 31, 2024 and December 31, 2023; liquidation preference of $532,643 and $520,957 as of March 31, 2024 and December 31, 2023, respectively	384,277	372,590

Shareholders' equity:
Common stock, par value $0.01 per share; 150,000,000 shares authorized, 118,429,666 and 116,172,568 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	1,184	1,162
Additional paid-in capital	671,241	681,757
Accumulated deficit	(297,876)	(262,380)
Accumulated other comprehensive loss, net	(15,691)	(21,872)
Noncontrolling interest	8,220	8,107
Total shareholders' equity	367,078	406,774
Total liabilities, mezzanine equity and shareholders' equity	$3,642,242	$3,628,426

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023

Net revenues	$274,675	$276,126
Operating expenses:
Cost of services and products	113,459	131,938
Selling, general and administrative expenses	83,955	81,284
Transaction costs	2,925	—
Loss on disposal of assets	—	3,304
Depreciation and amortization	80,633	77,699
Loss from operations	(6,297)	(18,099)
Other income (expense):
Interest expense, net of interest income	(42,451)	(33,860)
Other, net	1,593	2,758
Loss before income taxes	(47,155)	(49,201)
Income tax benefit	(11,772)	(12,240)
Net loss	(35,383)	(36,961)
Less: dividends on Series A preferred stock	11,687	10,587
Less: net income attributable to noncontrolling interest	113	143
Net loss attributable to common shareholders	$(47,183)	$(47,691)

Net loss per basic and diluted common shares attributable to common shareholders	$(0.41)	$(0.42)

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(35,383)	$(36,961)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	80,633	77,699
Deferred income tax expense (benefit)	(11,791)	5,604
Pension and post-retirement contributions in excess of expense	(1,702)	(2,861)
Non-cash, stock-based compensation	1,681	799
Amortization of deferred financing costs and discounts	1,957	1,847
Loss on disposal of assets	—	3,304
Other adjustments, net	(1,283)	(418)
Changes in operating assets and liabilities, net	(28,442)	6,073
Net cash provided by operating activities	5,670	55,086
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(98,032)	(130,826)
Proceeds from sale of assets	76	292
Proceeds from sale and maturity of investments	714	1,623
Net cash used in investing activities	(97,242)	(128,911)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	100,000	—
Payment of finance lease obligations	(4,837)	(3,114)
Payment of financing costs	(504)	—
Share repurchases for minimum tax withholding	(489)	(1,036)
Net cash provided by (used in) financing activities	94,170	(4,150)
Net change in cash and cash equivalents	2,598	(77,975)
Cash and cash equivalents at beginning of period	4,765	325,852
Cash and cash equivalents at end of period	$7,363	$247,877

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Consumer:
Broadband (Data and VoIP)	$79,882	$67,961
Voice services	28,336	32,263
Video services	6,626	9,594
	114,844	109,818
Commercial:
Data services (includes VoIP)	54,681	53,134
Voice services	30,711	32,631
Other	8,964	9,756
	94,356	95,521
Carrier:
Data and transport services	31,048	32,923
Voice services	3,794	4,367
Other	235	350
	35,077	37,640

Subsidies	6,806	7,036
Network access	22,468	24,444
Other products and services	1,124	1,667
Total operating revenue	$274,675	$276,126

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Consumer:
Broadband (Data and VoIP)	$79,882	$76,458	$75,089	$71,339	$67,961
Voice services	28,336	29,935	31,616	31,352	32,263
Video services	6,626	7,460	8,541	9,362	9,594
	114,844	113,853	115,246	112,053	109,818
Commercial:
Data services (includes VoIP)	54,681	54,473	53,870	53,230	53,134
Voice services	30,711	31,217	31,825	32,236	32,631
Other	8,964	10,521	9,228	10,378	9,756
	94,356	96,211	94,923	95,844	95,521
Carrier:
Data and transport services	31,048	31,713	31,388	31,224	32,923
Voice services	3,794	2,868	4,090	4,263	4,367
Other	235	243	262	313	350
	35,077	34,824	35,740	35,800	37,640

Subsidies	6,806	6,902	6,878	7,072	7,036
Network access	22,468	22,217	20,842	22,747	24,444
Other products and services	1,124	1,171	10,025	1,646	1,667
Total operating revenue	$274,675	$275,178	$283,654	$275,162	$276,126

Consolidated Communications Holdings, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net loss	$(35,383)	$(36,961)
Add (subtract):
Income tax benefit	(11,772)	(12,240)
Interest expense, net	42,451	33,860
Depreciation and amortization	80,633	77,699
EBITDA	75,929	62,358

Adjustments to EBITDA (1):
Other, net (2)	10,727	10,030
Pension/OPEB benefit	62	(1,141)
Loss on disposal of assets	—	3,304
Non-cash compensation (3)	1,681	799
Adjusted EBITDA	$88,399	$75,350

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Reconciliation of Loss Attributable to Common Shareholders to Adjusted Loss and Calculation of Adjusted Diluted Net Income (Loss) Per Common Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net loss	$(35,383)	$(36,961)
Less: dividends on Series A preferred stock	11,687	10,587
Less: net income attributable to noncontrolling interest	113	143
Net loss attributable to common shareholders	(47,183)	(47,691)

Adjustments to net loss attributable to common shareholders:
Dividends on Series A preferred stock	11,687	10,587
Transaction and severance related costs, net of tax	3,191	2,648
Loss on disposition of assets, net of tax	—	2,441
Non-cash interest expense for swaps, net of tax	—	(338)
Non-cash stock compensation, net of tax	1,241	590
Adjusted net loss	$(31,064)	$(31,763)

Weighted average number of common shares outstanding	114,134	112,939

Adjusted diluted net loss per common share	$(0.27)	$(0.28)

Notes:

Calculations above assume a 26.1% effective tax rate for each of the three months ended March 31, 2024 and 2023.

Consolidated Communications Holdings, Inc.

Reconciliation of Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

March 31,
2024
Long-term debt and finance lease obligations:
Term loans, net of discount $6,585	$993,290
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Revolving loan	100,000
Finance leases	38,347
Total debt as of March 31, 2024	2,281,637
Less: deferred debt issuance costs	(27,736)
Less: cash, cash equivalents and short-term investments	(7,363)
Total net debt as of March 31, 2024	$2,246,538

Adjusted EBITDA for the 12 months ended March 31, 2024	$332,248

Total Net Debt to last 12 months Adjusted EBITDA	6.76x

Consolidated Communications Holdings, Inc.

Key Operating Metrics

(Unaudited)

		2023
	FY 2022	Q1	Q2	Q3	Q4	FY	Q1 2024
Passings
Total Fiber Gig+ Capable Passings (1)(2)(3)	1,008,660	1,062,518	1,119,956	1,187,076	1,236,208	1,236,208	1,246,991
Total DSL/Copper Passings (2)(3)	1,617,077	1,564,889	1,509,875	1,447,539	1,401,535	1,401,535	1,392,698
Total Passings (1)(2)(3)	2,625,737	2,627,407	2,629,831	2,634,615	2,637,743	2,637,743	2,639,689
% Fiber Gig+ Coverage/Total Passings	38%	40%	43%	45%	47%	47%	47%

Consumer Broadband Connections
Fiber Gig+ Capable	122,872	135,209	153,860	175,748	195,195	195,195	213,997
DSL/Copper	244,586	234,653	222,969	210,473	198,024	198,024	185,560
Total Consumer Broadband Connections	367,458	369,862	376,829	386,221	393,219	393,219	399,557

Consumer Broadband Net Adds
Total Fiber Gig+ Capable Net Adds (5)	40,075	12,337	18,651	21,888	19,447	72,323	18,802
DSL/Copper Net Adds (5)	(39,351)	(9,933)	(11,684)	(12,496)	(12,449)	(46,562)	(12,464)
Total Consumer Broadband Net Adds (5)	724	2,404	6,967	9,392	6,998	25,761	6,338

Consumer Broadband Penetration %
Fiber Gig+ Capable (on fiber passings)	12.2%	12.7%	13.7%	14.8%	15.8%	15.8%	17.2%
DSL/Copper (on DSL/copper passings)	15.1%	15.0%	14.8%	14.5%	14.1%	14.1%	13.3%
Total Consumer Broadband Penetration %	14.0%	14.1%	14.3%	14.7%	14.9%	14.9%	15.1%

Consumer Average Revenue Per Unit (ARPU)
Fiber Gig+ Capable	$65.42	$67.51	$68.29	$68.78	$68.14	$66.90	$67.96
DSL/Copper	$53.36	$53.21	$55.88	$57.18	$56.27	$55.83	$59.69

Churn
Fiber Consumer Broadband Churn (5)	1.1%	1.0%	1.3%	1.3%	1.2%	1.2%	1.1%
DSL/Copper Consumer Broadband Churn (5)	1.6%	1.5%	1.7%	2.0%	2.0%	1.8%	2.0%

Consumer Broadband Revenue ($ in thousands)
Fiber Broadband Revenue (4)	$82,034	$26,136	$29,613	$34,004	$37,916	$127,668	$41,613
Copper and Other Broadband Revenue	190,112	41,825	41,726	41,085	38,542	163,179	38,268
Total Consumer Broadband Revenue	$272,146	$67,961	$71,339	$75,089	$76,458	$290,847	$79,882

Consumer Voice Connections	276,779	267,509	258,680	249,081	239,587	239,587	229,523

Video Connections	35,039	32,426	28,934	26,158	21,900	21,900	17,620

Fiber route network miles (long-haul, metro and FttP)	57,865	57,569	58,836	59,915	60,438	60,438	61,366

On-net buildings	14,427	14,520	14,735	14,928	15,105	15,105	15,254

Notes:

(1)	In Q1 2021, the Company launched a multi-year fiber build plan to upgrade 1.6 million passings or 70% of our service area to fiber Gig+ capable services. During the quarter ended March 31, 2024, an additional 10,783 passings were upgraded to FttP and total fiber passings were 1,246,991 or 47% of the Company's service area.
(2)	Passings counts are estimates of single family units, multi-dwelling units, and multi-tenant units within consumer, small business and enterprise. These counts are based upon the information available at this time and are subject to updates as additional information becomes available.
(3)	When a passing is both fiber and DSL/Copper capable it is counted as a fiber passing.
(4)	Fiber broadband revenue includes revenue from our Kansas City operations, which was sold in the fourth quarter of 2022, of approximately $1.8 million for the year ended December 31, 2022. Amounts have not been adjusted to reflect the sale.
(5)	Consumer Broadband net adds and churn for the year ended December 31, 2022 have been normalized to reflect the divestitures of our Kansas City and Ohio operations, which were sold in 2022.